Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Maryellen Thielen	Robert Block
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

Allstate Reports Strong 2012 Earnings and Increases Cash Returns to Shareholders

NORTHBROOK, Ill., February 6, 2013 – The Allstate Corporation (NYSE: ALL) today reported financial results for the fourth quarter and full year 2012:

The Allstate Corporation Consolidated Highlights
	Three months ended December 31,				Twelve months ended December 31,
($ in millions, except per share amounts and ratios)	2012	2011	% Change		2012	2011	% Change
Consolidated revenues	$ 8,547	$ 8,236	3.8		$ 33,315	$ 32,654	2.0
Net income	394	712	(44.7)		2,306	787	193.0
Net income per diluted share	0.81	1.40	(42.1)		4.68	1.50	212.0
Operating income*	289	735	(60.7)		2,148	662	224.5
Operating income per diluted share*	0.59	1.45	(59.3)		4.36	1.27	243.3
Book value per share					42.39	36.18	17.2
Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities*					37.14	33.58	10.6
Catastrophe losses	1,061	66	NM		2,345	3,815	(38.5)
Property-Liability combined ratio	101.7	90.9	10.8	pts	95.5	103.4	(7.9	)pts
Property-Liability combined ratio excluding the effect of catastrophes, prior year reserve reestimates, business combination expenses and the amortization of purchased intangible assets (“underlying combined ratio”)*	86.7	90.7	(4.0	)pts	87.2	89.3	(2.1	)pts

NM = not meaningful

*              Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are defined and reconciled to the most directly comparable GAAP measure in the “Definitions of Non-GAAP Measures” section of this document.

“Allstate had a good finish to a strong year despite the costs incurred in the fourth quarter related to Superstorm Sandy,” said Thomas J. Wilson, chairman, president and chief executive officer of The Allstate Corporation.  “Our strategy of providing differentiated products to four consumer segments while improving returns is working.  The Allstate branded business maintained strong auto profitability, dramatically improved returns in homeowners and began to reduce the negative impact on policies in force related to profit improvement actions. Esurance, Encompass and Allstate Financial maintained their growth trajectories by staying focused on targeted customer value propositions.  Proactive investment actions resulted in total returns of over 7 percent for the year.  Overall premiums increased and net and operating income more than doubled in 2012 versus 2011.  As a result, book value per share increased to $42.39, a 17.2 percent increase for the year,” continued Wilson.

“The board’s confidence in the execution of this strategy enabled us to raise the cash returned to shareholders.  The quarterly dividend was increased by 13.6 percent from the prior quarter’s dividend to $0.25 per share.  An additional $1 billion share repurchase program was also approved, which will be implemented in conjunction with a repurchase program funded with hybrid debt announced in December,” concluded Wilson.

Consolidated Financial Results

Net income for 2012 was $2.31 billion, or $4.68 per diluted share, compared to $787 million, or $1.50 per diluted share in 2011.  The increase was primarily due to higher property-liability and Allstate Financial operating income, partially offset by lower net realized capital gains.  Total 2012 operating income was $2.15 billion, or $4.36 per diluted share, an increase from 2011 of $1.49 billion, or $3.09 per diluted share.  The increase in operating income was driven primarily by a substantial reduction in catastrophe losses and an improvement in the underlying property-liability combined ratio.

For the fourth quarter of 2012, net income was $394 million, or $0.81 per diluted share, compared to $712 million, or $1.40 per diluted share in 2011.  Operating income was $289 million, or $0.59 per diluted share, compared to $735 million, or $1.45 per diluted share in the fourth quarter of 2011.  Catastrophe losses primarily attributable to Sandy drove the decline in net and operating income for the quarter, partially offset by a 4.0 point improvement in the underlying combined ratio.

Property-Liability Underlying Combined Ratio Finished Better Than the Full-Year Outlook; Progress on Customer-Focused Strategy

In 2012, Allstate continued to execute on its strategy to offer unique products to different customer segments while achieving its priorities of maintaining auto margins, improving homeowners returns and growing insurance premiums.  For the year, total property-liability net written premium was $27.03 billion, an increase of 4.0% over 2011.  The increase was primarily the result of our acquisition of Esurance to serve the self-directed customer segment.  In the customer segments that prefer local advice and assistance, the Allstate brand increased less than a percent in 2012, while Encompass grew premiums by 5% for the year.  Overall unit growth was negative for 2012, reflecting declines in Allstate brand auto and homeowners due to pricing and underwriting actions to improve auto returns in New York and Florida, as well as actions to improve returns in homeowners.  The unit decline was partially offset by growth in Esurance, up 30.9%, and Encompass, up 5.6% from year-end 2011.  Esurance surpassed $1 billion in net written premium for 2012.

In 2012, property-liability recorded a combined ratio of 95.5, a 7.9 point improvement from the 2011 combined ratio of 103.4.  Results benefited from reduced catastrophe losses and an improved underlying combined ratio compared to 2011.  The 2012 underlying combined ratio was 87.2, better than the 88-91 outlook range established at the beginning of the year.  The positive effects of rate and underwriting actions exceeding the loss trends in auto and property as well as the favorable effects of milder weather were the primary drivers of this result.  Allstate brand standard auto produced an underlying combined ratio of 94.0 compared to 95.3 in 2011.  On a recorded basis, the combined ratio for Allstate brand standard auto was 96.1, a 0.4 point increase from 2011, primarily due to losses from Sandy.  Allstate brand homeowners had a recorded combined ratio of 88.0 and an underlying combined ratio of 65.1, both significantly improved from 2011 levels.  This improvement is the result of profit improvement actions and favorable weather, which reduced claim frequencies below expected levels.  Other personal lines, which include Emerging Businesses and Encompass, also achieved margin improvements.  Esurance recorded a combined ratio of 119.9 with an underlying combined ratio of 108.2 as we continue to invest in growth while monitoring the profitability of acquired business.  Maintaining auto profitability and improving homeowners returns remain priorities in 2013.

In the fourth quarter, total net written premium of $6.64 billion grew 3.3% compared to prior year.  In the consumer segment served by the Allstate brand, total net premium written grew 1.9% over the fourth quarter of 2011, with standard auto and homeowners increasing 1.6% and 3.4% compared to prior year, respectively, on the strength of higher average premiums and a 4.6% increase in Emerging Businesses.  Net written premium for Encompass, which serves consumers who desire advice but are less brand-focused, increased 8.2% in the quarter on stronger sales of package policies.  In the self-directed consumer segment, Esurance posted an approximate 30% increase over Q4 2011 on an acquisition date-adjusted basis for net written premium.

The fourth quarter 2012 property-liability underlying combined ratio was 86.7, versus 90.7 in the fourth quarter of 2011, driven by improvements in auto and homeowners.  The fourth quarter 2012 recorded combined ratio was 101.7 and included 10 catastrophe events estimated to cost $1.16 billion, offset by favorable reserve reestimates of prior catastrophe losses worth $103 million, $80 million of which were for pre-2012 catastrophe events.  The loss estimate for Sandy was updated from an initial estimate of $1.075 billion to $1.117 billion.  Of the increase, approximately $22 million was due to higher losses not covered by our reinsurance programs, with the balance resulting from claim expenses not recoverable under the National Flood Insurance Program, additional reinsurance premiums and Fair Plan assessments.

The underlying property-liability combined ratio is expected to be between 88 and 90 for 2013.  This reflects the goal of maintaining auto margins and the improvements in homeowners profitability, while reflecting the adverse impact on claim frequencies from more severe weather.

Allstate Financial Posted Strong Sales of Underwritten Products; Operating Income Increased

Allstate Financial continued with its strategy to grow underwritten products sold through Allstate agencies and Allstate Benefits, further reduce its concentration in spread-based products and improve returns.  In 2012, issued life insurance policies written through Allstate agencies increased 9.3% for the year.  Allstate Benefits, the worksite voluntary employee benefits business, had a successful annual enrollment season, with new business written premiums increasing 6.5% for the year.  Total premiums and contract charges on underwritten products of $2.18 billion increased 3.8% compared to 2011.  The actions to reduce the spread-based business resulted in a $3.01 billion decline in contractholder funds to $39.32 billion at year-end 2012.

Net income for 2012 decreased to $541 million from $590 million in 2011 due to after-tax realized capital losses of $8 million in 2012 compared to gains of $250 million in 2011, partially offset by a reserve release in 2012 associated with a non-routine valuation adjustment for derivatives embedded in equity-indexed annuities and an increase in operating income to $529 million.  Despite the increase in operating income, higher capital levels resulted in an operating income return on attributed equity of 8.0%, down slightly from 2011 level of 8.3%.  Allstate Financial paid $357 million of dividends and repayments of surplus notes during 2012 to the parent and its affiliates.  Further reducing the size and improving returns of the spread-based businesses through operational and financial actions are priorities in 2013.

In the fourth quarter of 2012, premiums and contract charges of $566 million were slightly less than in the fourth quarter of 2011 as a 4.9% increase in underwritten products was more than offset by a decline in annuities.  Operating income in the quarter was $144 million, a $14 million increase from the 2011 quarter, due to higher investment spread and lower expenses, partially offset by a decrease in benefit spread.  The increase in investment spread was primarily driven by higher income on limited partnership investments, including the 2012 reclassification of equity method limited partnership income from realized capital gains to net investment income, as well as lower crediting rates, partially offset by the impact of the continued reduction in spread-based business in force.  The decline in the benefit spread was primarily due to the fourth quarter 2011 impact of a $38 million pre-tax reserve release associated with a contract modification at Allstate Benefits.

Proactive Investment Decisions Delivered Strong Investment Results

Allstate delivered solid total returns of 7.3% in 2012, driven by increases in fixed income and equity appreciation, and higher limited partnership income.  The impact of lower interest income caused by low interest rates and risk mitigation programs partially offset these increases.  We maintained our credit exposure but began reducing interest rate risk and shifted a greater mix of our holdings to direct ownership of assets.  The interest-rate risk reduction is focused on the property-liability portfolio and entails the sale of long-duration municipal and corporate bonds with reinvestment primarily in shorter duration fixed income securities.  This move better positions the portfolio to withstand a rise in interest rates but will negatively impact investment income in 2013.

Allstate’s consolidated investment portfolio increased to $97.28 billion at December 31, 2012 compared to $95.62 billion at December 31, 2011, as investment returns and operating cash flow more than offset the impact of the managed reduction in Allstate Financial’s liabilities.  Pre-tax net unrealized capital gains were $5.55 billion at December 31, 2012 compared to $2.88 billion at December 31, 2011, resulting from tighter credit spreads, lower interest rates, and higher equity values.

For the fourth quarter of 2012, net investment income totaled $1.03 billion and the total portfolio yield was 4.7%, higher than both the prior quarter and the fourth quarter of 2011.  Excluding limited partnership results, fourth quarter 2012 net investment income increased compared to the prior quarter but was lower than in the fourth quarter of 2011, consistent with the reduction in Allstate Financial’s liabilities and lower market yields.  Net investment income was $4.01 billion for 2012, consistent with 2011.  Investment income and fixed income portfolio yields will be pressured by reinvestment in the current low interest rate environment, actions to reduce interest rate risk and the reduction in Allstate Financial’s liabilities.

Realized capital gains were $327 million in 2012 compared to $503 million in 2011 as lower trading gains were only partially offset by a reduction in impairment losses from the prior year.  Pre-tax net realized capital gains for the fourth quarter of 2012 were $204 million compared to pre-tax net realized capital gains of $86 million for the prior year quarter.  Realized capital gains in the fourth quarter 2012 comprise sales related to the interest-rate risk reduction in our property-liability portfolio.

Focus on Capital Management Continues

“Continuing our record of proactive capital management, in 2012 we completed a $1 billion share repurchase and initiated a $1 billion share repurchase to be funded with hybrid debt to further optimize our capital structure.  In January 2013, we issued $500 million of 5.10% fixed-to-floating rate subordinated debentures,” said Steve Shebik, chief financial officer.  “Today the Board took additional actions to improve shareholder value by increasing the quarterly dividend to $0.25 and authorizing an additional $1 billion repurchase program expected to be completed by March 2014, bringing the total buyback authorization to $2.0 billion.  We repurchased 4.6 million shares at a cost of $182 million in the fourth quarter, bringing the total for 2012 to 26.7 million shares repurchased for $910 million.  Allstate’s earnings, portfolio valuation growth and these repurchases increased book value per diluted share by 17.2% to $42.39 at year-end 2012.”

Allstate will pay a quarterly dividend of $0.25 on each outstanding share of the Corporation’s common stock, payable in cash on April 1, 2013 to shareholders of record at the close of business on February 28, 2013.

Statutory surplus at December 31, 2012 was an estimated $17.2 billion for the combined insurance operating companies.  Property-liability surplus was an estimated $13.7 billion, with Allstate Financial companies accounting for the remainder.  This compared to combined insurance companies’ surplus at September 30, 2012 of $17.0 billion and December 31, 2011 of $15.6 billion.  Deployable assets at the holding company level totaled $2.06 billion at year-end 2012.

*     *     *     *

Visit www.allstateinvestors.com to view additional information about Allstate’s results, including a webcast of its quarterly conference call and the presentation discussed on the call.  The conference call will be held at 9 a.m. ET on Thursday, February 7.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, serving approximately 16 million households through its Allstate, Encompass, Esurance and Answer Financial brand names and Allstate Financial business segment.  Allstate branded insurance products (auto, home, life and retirement) and services are offered through Allstate agencies, independent agencies, and Allstate exclusive financial representatives, as well as via www.allstate.com, www.allstate.com/financial and 1-800 Allstate®, and are widely known through the slogan “You’re In Good Hands With Allstate®.”

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in millions, except per share data)	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Revenues
Property-liability insurance premiums	$6,744	$6,605	$26,737	$25,942
Life and annuity premiums and contract charges	566	570	2,241	2,238
Net investment income	1,033	975	4,010	3,971
Realized capital gains and losses:
Total other-than-temporary impairment losses	(44)	(128)	(239)	(563)
Portion of loss recognized in other comprehensive income	(10)	4	6	(33)
Net other-than-temporary impairment losses recognized in earnings	(54)	(124)	(233)	(596)
Sales and other realized capital gains and losses	258	210	560	1,099
Total realized capital gains and losses	204	86	327	503

	8,547	8,236	33,315	32,654

Costs and expenses
Property-liability insurance claims and claims expense	5,042	4,198	18,484	20,161
Life and annuity contract benefits	464	430	1,818	1,761
Interest credited to contractholder funds	357	405	1,316	1,645
Amortization of deferred policy acquisition costs	947	981	3,884	3,971
Operating costs and expenses	1,095	1,083	4,118	3,739
Restructuring and related charges	9	16	34	44
Interest expense	92	92	373	367
	8,006	7,205	30,027	31,688

Gain (loss) on disposition of operations	3	3	18	(7)

Income from operations before income tax expense	544	1,034	3,306	959

Income tax expense	150	322	1,000	172

Net income	$394	$712	$2,306	$787

Earnings per share:

Net income per share - Basic	$0.82	1.41	$4.71	$1.51

Weighted average shares - Basic	482.2	504.5	489.4	520.7

Net income per share - Diluted	$0.81	$1.40	$4.68	$1.50

Weighted average shares - Diluted	487.0	506.8	493.0	523.1

Cash dividends declared per share	$0.22	$0.21	$0.88	$0.84

THE ALLSTATE CORPORATION

SEGMENT RESULTS

($ in millions, except ratios)	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011

Property-Liability
Premiums written	$6,637	$6,426	$27,027	$25,980

Premiums earned	$6,744	$6,605	$26,737	$25,942
Claims and claims expense	(5,042)	(4,198)	(18,484)	(20,161)
Amortization of deferred policy acquisition costs	(870)	(880)	(3,483)	(3,477)
Operating costs and expenses	(939)	(913)	(3,536)	(3,143)
Restructuring and related charges	(9)	(13)	(34)	(43)
Underwriting (loss) income*	(116)	601	1,200	(882)
Net investment income	362	309	1,326	1,201
Periodic settlements and accruals on non-hedge derivative instruments	(2)	(3)	(6)	(15)
Business combination expenses and the amortization of purchased intangible assets	25	49	124	49
Income tax (expense) benefit on operations	(69)	(302)	(819)	18
Operating income	200	654	1,825	371

Realized capital gains and losses, after-tax	96	7	221	54
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	--	2	3	10
Business combination expenses and the amortization of purchased intangible assets, after-tax	(16)	(32)	(81)	(32)
Net income	$280	$631	$1,968	$403
Catastrophe losses	$1,061	$66	$2,345	$3,815
Operating ratios:
Claims and claims expense ratio	74.8	63.5	69.1	77.7
Expense ratio	26.9	27.4	26.4	25.7
Combined ratio	101.7	90.9	95.5	103.4
Effect of catastrophe losses on combined ratio	15.7	1.0	8.8	14.7
Effect of prior year reserve reestimates on combined ratio	(2.3)	(2.0)	(2.5)	(1.3)
Effect of catastrophe losses included in prior year reserve reestimates on combined ratio	(1.2)	(0.5)	(1.5)	(0.5)
Effect of business combination expenses and the amortization of purchased intangible assets on combined ratio	0.4	0.7	0.5	0.2
Effect of Discontinued Lines and Coverages on combined ratio	--	--	0.2	0.1
Allstate Financial
Investments	$56,999	$57,373	$56,999	$57,373
Premiums and contract charges	$566	$570	$2,241	$2,238
Net investment income	665	656	2,647	2,716
Periodic settlements and accruals on non-hedge derivative instruments	10	16	55	70
Contract benefits	(464)	(430)	(1,818)	(1,761)
Interest credited to contractholder funds	(347)	(385)	(1,434)	(1,617)
Amortization of deferred policy acquisition costs	(71)	(78)	(350)	(343)
Operating costs and expenses	(152)	(159)	(576)	(555)
Restructuring and related charges	--	(3)	--	(1)
Income tax expense on operations	(63)	(57)	(236)	(240)
Operating income	144	130	529	507

Realized capital gains and losses, after-tax	37	43	(8)	250
Valuation changes on embedded derivatives that are not hedged, after-tax	(6)	(13)	82	(12)
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	(4)	(16)	(42)	(108)
DAC and DSI unlocking relating to realized capital gains and losses, after-tax	--	--	4	3
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(7)	(10)	(36)	(45)
Gain (loss) on disposition of operations, after-tax	2	1	12	(5)
Net income	$166	$135	$541	$590
Corporate and Other
Net investment income	$6	$10	$37	$54
Operating costs and expenses	(96)	(88)	(379)	(393)
Income tax benefit on operations	35	29	136	123
Operating loss	(55)	(49)	(206)	(216)
Realized capital gains and losses, after-tax	3	5	3	20
Business combination expenses, after-tax	--	(10)	--	(10)
Net loss	$(52)	$(54)	$(203)	$(206)
Consolidated net income	$394	$712	$2,306	$787

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

($ in millions, except par value data)	December 31,	December 31,
	2012	2011
Assets	(unaudited)
Investments:
Fixed income securities, at fair value (amortized cost $71,915 and $73,379)	$77,017	$76,113
Equity securities, at fair value (cost $3,577 and $4,203)	4,037	4,363
Mortgage loans	6,570	7,139
Limited partnership interests	4,922	4,697
Short-term, at fair value (amortized cost $2,336 and $1,291)	2,336	1,291
Other	2,396	2,015
Total investments	97,278	95,618
Cash	806	776
Premium installment receivables, net	5,051	4,920
Deferred policy acquisition costs	3,621	3,871
Reinsurance recoverables, net	8,767	7,251
Accrued investment income	781	826
Deferred income taxes	--	722
Property and equipment, net	989	914
Goodwill	1,240	1,242
Other assets	1,804	2,069
Separate Accounts	6,610	6,984
Total assets	$126,947	$125,193
Liabilities
Reserve for property-liability insurance claims and claims expense	$21,288	$20,375
Reserve for life-contingent contract benefits	14,895	14,406
Contractholder funds	39,319	42,332
Unearned premiums	10,375	10,057
Claim payments outstanding	797	827
Deferred income taxes	597	--
Other liabilities and accrued expenses	6,429	5,978
Long-term debt	6,057	5,908
Separate Accounts	6,610	6,984
Total liabilities	106,367	106,867
Equity
Preferred stock, $1 par value, 25 million shares authorized, none issued	--	--
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 479 million and 501 million shares outstanding	9	9
Additional capital paid-in	3,162	3,189
Retained income	33,783	31,909
Deferred ESOP expense	(41)	(43)
Treasury stock, at cost (421 million and 399 million shares)	(17,508)	(16,795)
Accumulated other comprehensive income:
Unrealized net capital gains and losses:
Unrealized net capital losses on fixed income securities with OTTI	(11)	(174)
Other unrealized net capital gains and losses	3,614	2,041
Unrealized adjustment to DAC, DSI and insurance reserves	(769)	(467)
Total unrealized net capital gains and losses	2,834	1,400
Unrealized foreign currency translation adjustments	70	56
Unrecognized pension and other postretirement benefit cost	(1,729)	(1,427)
Total accumulated other comprehensive income	1,175	29
Total shareholders’ equity	20,580	18,298
Noncontrolling interest	--	28
Total equity	20,580	18,326
Total liabilities and equity	$126,947	$125,193

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in millions)	Twelve months ended December 31,
	2012	2011
Cash flows from operating activities	(unaudited)
Net income	$2,306	$787
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other non-cash items	388	252
Realized capital gains and losses	(327)	(503)
(Gain) loss on disposition of operations	(18)	7
Interest credited to contractholder funds	1,316	1,645
Changes in:
Policy benefits and other insurance reserves	214	(77)
Unearned premiums	306	37
Deferred policy acquisition costs	(18)	177
Premium installment receivables, net	(125)	33
Reinsurance recoverables, net	(1,560)	(716)
Income taxes	698	133
Other operating assets and liabilities	(126)	154
Net cash provided by operating activities	3,054	1,929
Cash flows from investing activities
Proceeds from sales
Fixed income securities	18,872	29,436
Equity securities	1,495	2,012
Limited partnership interests	1,398	1,000
Mortgage loans	14	97
Other investments	148	164
Investment collections
Fixed income securities	5,417	4,951
Mortgage loans	1,064	634
Other investments	128	123
Investment purchases
Fixed income securities	(22,658)	(27,896)
Equity securities	(671)	(1,824)
Limited partnership interests	(1,524)	(1,696)
Mortgage loans	(525)	(1,241)
Other investments	(665)	(204)
Change in short-term investments, net	(698)	2,182
Change in other investments, net	58	(415)
Purchases of property and equipment, net	(285)	(246)
Disposition (acquisition) of operations, net of cash acquired	13	(916)
Net cash provided by investing activities	1,581	6,161
Cash flows from financing activities
Proceeds from issuance of long-term debt	493	7
Repayment of long-term debt	(352)	(7)
Contractholder fund deposits	2,158	2,176
Contractholder fund withdrawals	(5,519)	(8,680)
Dividends paid	(534)	(435)
Treasury stock purchases	(913)	(953)
Shares reissued under equity incentive plans, net	85	19
Excess tax benefits on share-based payment arrangements	10	(5)
Other	(33)	2
Net cash used in financing activities	(4,605)	(7,876)
Net increase in cash	30	214
Cash at beginning of period	776	562
Cash at end of period	$806	$776

Definitions of Non-GAAP Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measures.  Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Operating income (loss) is net income (loss), excluding:

•       realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in operating income (loss),

•       valuation changes on embedded derivatives that are not hedged, after-tax,

•       amortization of DAC and deferred sales inducements (DSI), to the extent they resulted from the recognition of certain realized capital gains and losses or valuation changes on embedded derivatives that are not hedged, after-tax,

•       business combination expenses and the amortization of purchased intangible assets, after-tax,

•       gain (loss) on disposition of operations, after-tax, and

•       adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net income (loss) is the GAAP measure that is most directly comparable to operating income (loss).

We use operating income (loss) as an important measure to evaluate our results of operations.  We believe that the measure provides investors with a valuable measure of the company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, valuation changes on embedded derivatives that are not hedged, business combination expenses and the amortization of purchased intangible assets, gain (loss) on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items.  Realized capital gains and losses, valuation changes on embedded derivatives that are not hedged and gain (loss) on disposition of operations may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process.  Consistent with our intent to protect results or earn additional income, operating income (loss) includes periodic settlements and accruals on certain derivative instruments that are reported in realized capital gains and losses because they do not qualify for hedge accounting or are not designated as hedges for accounting purposes.  These instruments are used for economic hedges and to replicate fixed income securities, and by including them in operating income (loss), we are appropriately reflecting their trends in our performance and in a manner consistent with the economically hedged investments, product attributes (e.g. net investment income and interest credited to contractholder funds) or replicated investments.  Business combination expenses are excluded because they are non-recurring in nature and the amortization of purchased intangible assets is excluded because it relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends.  Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends.  Accordingly, operating income (loss) excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business.  A byproduct of excluding these items to determine operating income (loss) is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods.  Operating income (loss) is used by management along with the other components of net income (loss) to assess our performance.  We use adjusted measures of operating income (loss) and operating income (loss) per diluted share in incentive compensation.  Therefore, we believe it is useful for investors to evaluate net income (loss), operating income (loss) and their components separately and in the aggregate when reviewing and evaluating our performance.  We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income (loss) results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s performance.  We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating income (loss) as the denominator.  Operating income (loss) should not be considered as a substitute for net income (loss) and does not reflect the overall profitability of our business.

The following tables reconcile operating income and net income.

($ in millions, except per share data)	For the three months ended December 31,
	Property-Liability		Allstate Financial		Consolidated		Per diluted share
	2012	2011	2012	2011	2012	2011	2012	2011
Operating income	$200	$654	$144	$130	$289	$735	$0.59	$1.45
Realized capital gains and losses	143	12	56	68	204	86
Income tax expense	(47)	(5)	(19)	(25)	(68)	(31)
Realized capital gains and losses, after-tax	96	7	37	43	136	55	0.28	0.11
Valuation changes on embedded derivatives that are not hedged, after-tax	--	--	(6)	(13)	(6)	(13)	(0.01)	(0.03)
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	--	--	(4)	(16)	(4)	(16)	(0.01)	(0.03)
DAC and DSI unlocking relating to realized capital gains and losses, after-tax	--	--	--	--	--	--	--	--
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	--	2	(7)	(10)	(7)	(8)	(0.01)	(0.02)
Business combination expenses and the amortization of purchased intangible assets, after-tax	(16)	(32)	--	--	(16)	(42)	(0.03)	(0.08)
Gain on disposition of operations, after-tax	--	--	2	1	2	1	--	--

Net income	$280	$631	$166	$135	$394	$712	$0.81	$1.40

	For the twelve months ended December 31,
	Property-Liability		Allstate Financial		Consolidated		Per diluted share
	2012	2011	2012	2011	2012	2011	2012	2011
Operating income	$1,825	$371	$529	$507	$2,148	$662	$4.36	$1.27
Realized capital gains and losses	335	85	(13)	388	327	503
Income tax (expense) benefit	(114)	(31)	5	(138)	(111)	(179)
Realized capital gains and losses, after-tax	221	54	(8)	250	216	324	0.44	0.62
Valuation changes on embedded derivatives that are not hedged, after-tax	--	--	82	(12)	82	(12)	0.17	(0.02)
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	--	--	(42)	(108)	(42)	(108)	(0.09)	(0.21)
DAC and DSI unlocking relating to realized capital gains and losses, after-tax	--	--	4	3	4	3	0.01	--
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	3	10	(36)	(45)	(33)	(35)	(0.07)	(0.07)
Business combination expenses and the amortization of purchased intangible assets, after-tax	(81)	(32)	--	--	(81)	(42)	(0.16)	(0.08)
Gain (loss) on disposition of operations, after-tax	--	--	12	(5)	12	(5)	0.02	(0.01)

Net income	$1,968	$403	$541	$590	$2,306	$787	$4.68	$1.50

Operating income (loss) return on shareholders’ equity is a ratio that uses a non-GAAP measure.  It is calculated by dividing the rolling 12-month operating income (loss) by the average of shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses.  Return on shareholders’ equity is the most directly comparable GAAP measure.  We use operating income (loss) as the numerator for the same reasons we use operating income (loss), as discussed above.  We use average shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of shareholders’ equity primarily attributable to the company’s earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in equity prices and interest rates, the amount and timing of which are unrelated to the insurance underwriting process.  We use it to supplement our evaluation of net income (loss) and return on shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period.  We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with net income (loss) return on shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management.  In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends.  A byproduct of excluding the items noted above to determine operating income (loss) return on shareholders’ equity from return on shareholders’ equity is the transparency and understanding of their significance to return on shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods.  Therefore, we believe it is useful for investors to have operating income (loss) return on shareholders’ equity and return on shareholders’ equity when evaluating our performance.  We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income (loss) return on shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital.  Operating income (loss) return on shareholders’ equity should not be considered as a substitute for return on shareholders’ equity and does not reflect the overall profitability of our business.

The following table reconciles return on shareholders’ equity and operating income return on shareholders’ equity.

($ in millions)	For the twelve months ended December 31,
	2012	2011
Return on shareholders’ equity
Numerator:
Net income	$2,306	$787

Denominator:
Beginning shareholders’ equity	$18,298	$18,617
Ending shareholders’ equity	20,580	18,298
Average shareholders’ equity	$19,439	$18,458
Return on shareholders’ equity	11.9%	4.3%

	For the twelve months ended December 31,
	2012	2011
Operating income return on shareholders’ equity
Numerator:
Operating income	$2,148	$662

Denominator:
Beginning shareholders’ equity	$18,298	$18,617
Unrealized net capital gains and losses	1,400	948
Adjusted beginning shareholders’ equity	16,898	17,669
Ending shareholders’ equity	20,580	18,298
Unrealized net capital gains and losses	2,834	1,400
Adjusted ending shareholders’ equity	17,746	16,898
Average adjusted shareholders’ equity	$17,322	$17,284
Operating income return on shareholders’ equity	12.4%	3.8%

The following tables reconcile Allstate Financial segment return on attributed equity and operating income return on attributed equity, including a reconciliation of Allstate Financial segment attributed equity to The Allstate Corporation shareholders’ equity.

($ in millions)	For the twelve months ended December 31,
	2012	2011
Allstate Financial segment return on attributed equity
Numerator:
Net income	$541	$590

Denominator:
Beginning attributed equity (1)	$7,230	$6,385
Ending attributed equity	8,446	7,230
Average attributed equity	$7,838	$6,808
Return on attributed equity	6.9%	8.7%

	For the twelve months ended December 31,
	2012	2011
Allstate Financial segment operating income return on attributed equity
Numerator:
Operating income	$529	$507

Denominator:
Beginning attributed equity	$7,230	$6,385
Unrealized net capital gains and losses	842	548
Adjusted beginning attributed equity	6,388	5,837
Ending attributed equity	8,446	7,230
Unrealized net capital gains and losses	1,678	842
Adjusted ending attributed equity	6,768	6,388
Average adjusted attributed equity	$6,578	$6,113
Operating income return on attributed equity	8.0%	8.3%

Reconciliation of beginning and ending Allstate Financial segment attributed equity and The Allstate Corporation beginning and ending shareholders’ equity	For the twelve months ended December 31,
	2012	2011
Beginning Allstate Financial segment attributed equity	$7,230	$6,385
Beginning all other equity	11,068	12,232
Beginning Allstate Corporation shareholders’ equity	$18,298	$18,617

Ending Allstate Financial segment attributed equity	$8,446	$7,230
Ending all other equity	12,134	11,068
Ending Allstate Corporation shareholders’ equity	$20,580	$18,298

(1)

Allstate Financial attributed equity is the sum of equity for Allstate Life Insurance Company, the applicable equity for American Heritage Life Investment Corporation, and the equity for Allstate Bank.  Allstate Bank’s equity is zero beginning March 31, 2012.

Underwriting income (loss) is calculated as premiums earned, less claims and claims expense (“losses”), amortization of DAC, operating costs and expenses and restructuring and related charges as determined using GAAP.  Management uses this measure in its evaluation of the results of operations to analyze the profitability of our Property-Liability insurance operations separately from investment results.  It is also an integral component of incentive compensation.  It is useful for investors to evaluate the components of income separately and in the aggregate when reviewing performance.  Net income (loss) is the most directly comparable GAAP measure.  Underwriting income (loss) should not be considered as a substitute for net income (loss) and does not reflect the overall profitability of our business.  A reconciliation of Property-Liability underwriting income (loss) to net income (loss) is provided in the “Segment Results” page.

Combined ratio excluding the effect of catastrophes, prior year reserve reestimates, business combination expenses and the amortization of purchased intangible assets (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, the effect of business combination expenses and the amortization of purchased intangible assets on the combined ratio.  We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates, business combination expenses and the amortization of purchased intangible assets.  Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio.  Prior year reserve reestimates are caused by unexpected loss development on historical reserves.  Business combination expenses and the amortization of purchased intangible assets primarily relate to the acquisition purchase price and are not indicative of our underlying insurance business results or trends.  We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance.  We also provide it to facilitate a comparison to our outlook on the underlying combined ratio.  The most directly comparable GAAP measure is the combined ratio.  The underlying combined ratio should not be considered as a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.

A reconciliation of the Property-Liability underlying combined ratio to the Property-Liability combined ratio is provided in the following table.

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011
Combined ratio excluding the effect of catastrophes, prior year reserve reestimates, business combination expenses and the amortization of purchased intangible assets (“underlying combined ratio”)	86.7	90.7	87.2	89.3
Effect of catastrophe losses	15.7	1.0	8.8	14.7
Effect of prior year non-catastrophe reserve reestimates	(1.1)	(1.5)	(1.0)	(0.8)
Effect of business combination expenses and the amortization of purchased intangible assets	0.4	0.7	0.5	0.2
Combined ratio	101.7	90.9	95.5	103.4

Effect of prior year catastrophe reserve reestimates	(1.2)	(0.5)	(1.5)	(0.5)

Underwriting margin is calculated as 100% minus the combined ratio.

In this news release, we provide our outlook range on the Property-Liability 2013 underlying combined ratio.  A reconciliation of this measure to the combined ratio is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of catastrophes.  Future prior year reserve reestimates are expected to be zero because reserves are determined based on our best estimate of ultimate loss reserves as of the reporting date.

A reconciliation of the Allstate brand standard auto underlying combined ratio to the Allstate brand standard auto combined ratio is provided in the following table.

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011
Underlying combined ratio	94.0	98.4	94.0	95.3
Effect of catastrophe losses	9.3	0.2	3.9	2.6
Effect of prior year non-catastrophe reserve reestimates	(1.6)	(3.1)	(1.8)	(2.2)
Combined ratio	101.7	95.5	96.1	95.7

Effect of prior year catastrophe reserve reestimates	(0.1)	(0.1)	(0.2)	(0.1)

A reconciliation of the Allstate brand homeowners underlying combined ratio to the Allstate brand homeowners combined ratio is provided in the following table.

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011
Underlying combined ratio	62.4	67.0	65.1	70.9
Effect of catastrophe losses	32.0	3.5	23.2	50.0
Effect of prior year non-catastrophe reserve reestimates	(0.5)	(0.5)	(0.3)	0.7
Combined ratio	93.9	70.0	88.0	121.6

Effect of prior year catastrophe reserve reestimates	(4.5)	(1.9)	(4.9)	(1.9)

A reconciliation of the Encompass brand underlying combined ratio to the Encompass brand combined ratio is provided in the following table.

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011
Underlying combined ratio	97.1	99.6	96.0	96.8
Effect of catastrophe losses	34.9	4.5	12.6	15.3
Effect of prior year non-catastrophe reserve reestimates	(7.6)	3.4	(2.1)	1.4
Combined ratio	124.4	107.5	106.5	113.5

A reconciliation of the Esurance brand underlying combined ratio to the Esurance brand combined ratio is provided in the following table.

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011 (1)	2012	2011 (1)
Underlying combined ratio	107.9	101.0	108.2	101.0
Effect of catastrophe losses	2.3	--	1.6	--
Effect of business combination expenses and the amortization of purchased intangible assets	7.2	20.9	10.1	20.9
Combined ratio	117.4	121.9	119.9	121.9

(1) Represents period from October 7, 2011 to December 31, 2011.

Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a ratio that uses a non-GAAP measure.  It is calculated by dividing shareholders’ equity after excluding the impact of unrealized net capital gains and losses on fixed income securities and related DAC, DSI and life insurance reserves by total shares outstanding plus dilutive potential shares outstanding.  We use the trend in book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, in conjunction with book value per share to identify and analyze the change in net worth attributable to management efforts between periods.  We believe the non-GAAP ratio is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period and are generally driven by economic developments, primarily capital market conditions, the magnitude and timing of which are generally not influenced by management, and we believe it enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers.  We note that book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a measure commonly used by insurance investors as a valuation technique.  Book value per share is the most directly comparable GAAP measure.  Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, should not be considered as a substitute for book value per share, and does not reflect the recorded net worth of our business.  The following table shows the reconciliation.

($ in millions, except per share data)	As of December 31,
	2012	2011
Book value per share
Numerator:
Shareholders’ equity	$20,580	$18,298
Denominator:
Shares outstanding and dilutive potential shares outstanding	485.5	505.8
Book value per share	$42.39	$36.18

Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities
Numerator:
Shareholders’ equity	$20,580	$18,298
Unrealized net capital gains and losses on fixed income securities	2,549	1,311
Adjusted shareholders’ equity	$18,031	$16,987
Denominator:
Shares outstanding and dilutive potential shares outstanding	485.5	505.8
Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities	$37.14	$33.58

Forward-Looking Statements and Risk Factors

This news release contains forward-looking statements about our outlook for the Property-Liability combined ratio excluding the effect of catastrophes, prior year reserve reestimates, business combination expenses, and the amortization of purchased intangible assets for 2013.  These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management’s estimates, assumptions and projections.  Actual results may differ materially from those projected based on the risk factors described below.

•                   Premiums written and premiums earned, the denominator of the underlying combined ratio, may be materially less than projected.  Policyholder attrition may be greater than anticipated resulting in a lower amount of insurance in force.

•                   Unanticipated increases in the severity or frequency of standard auto insurance claims may adversely affect our underwriting results.  Changes in the severity or frequency of claims may affect the profitability of our Allstate Protection segment.  Changes in bodily injury claim severity are driven primarily by inflation in the medical sector of the economy and litigation.  Changes in auto physical damage claim severity are driven primarily by inflation in auto repair costs, auto parts prices and used car prices.  The short-term level of claim frequency we experience may vary from period to period and may not be sustainable over the longer term.  A decline in gas prices, increase in miles driven, and higher unemployment are examples of factors leading to a short-term frequency change.  A significant long-term increase in claim frequency could have an adverse effect on our underwriting results.

We undertake no obligation to publicly correct or update any forward-looking statements.  This news release contains unaudited financial information.

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